-------------------------------------------------------------------------------
CUSIP  835470105                       13G                     Page 1 of 19
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  Schedule 13G

                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                                SonicWALL, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   835470105
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]     Rule 13d-1(b)

        [ ]     Rule 13d-1(c)

        [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 19 Pages


-------------------------------------------------------------------------------------------------
CUSIP  835470105                       13G                                         Page 2 of 19
-------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Bay Partners SBIC II, L.P. ("BPSBIC II")
            Tax ID Number:   77-0476636
-------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                (a) [ ]       (b) [X]
-------------------------------------------------------------------------------------------------
3      SEC USE ONLY
-------------------------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       California
-------------------------------------------------------------------------------------------------
  NUMBER OF                 5  SOLE VOTING POWER
   SHARES                      1,602,800 shares, except that Bay Management Company 1997,
BENEFICIALLY                   L.L.C. ("BMC 1997"), the general partner of BPSBIC II, may
OWNED BY EACH                  be deemed to have sole voting power, and John Freidenrich
  REPORTING                    ("Freidenrich"), Neal Dempsey ("Dempsey"), Robert M. Williams
   PERSON                      ("Williams"), Marcella Yano ("Yano"), and James Wickett
    WITH                       ("Wickett"), the members of BMC, may be deemed to have shared power to vote these shares.
                           ----------------------------------------------------------------------
                            6  SHARED VOTING POWER
                               0 shares.
                           ----------------------------------------------------------------------
                            7  SOLE DISPOSITIVE POWER
                               1,602,800 shares, except that BMC 1997, the general partner of
                               BPSBIC II, may be deemed to have sole dispositive power, and
                               Freidenrich, Dempsey, Williams, Yano and Wickett, the members of
                               BMC, may be deemed to have shared power to dispose of these shares.
                           ----------------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER
                               0 shares.
-------------------------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON                                                                1,602,800
-------------------------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                                              [_]
-------------------------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                           2.56%
-------------------------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*
                                                                                             PN
-------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------------------------------------
CUSIP  835470105                       13G                                 Page 3 of 19
---------------------------------------------------------------------------------------

1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Bay Management Company 1997, L.L.C. ("BMC")
          Tax ID Number:         77-0476637
---------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]   (b) [X]
---------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        California
---------------------------------------------------------------------------------------
         NUMBER OF          5  SOLE VOTING POWER
          SHARES               1,602,800 shares, of which 1,602,800 shares are directly
       BENEFICIALLY            owned by BPSBIC II.  BMC 1997 is the general partner of
       OWNED BY EACH           BPSBIC II, and may be deemed to have sole power to vote
         REPORTING             such shares and Freidenrich, Dempsey, Williams, Yano
          PERSON               and Wickett, the members of BMC, may be deemed to have
           WITH                shared power to vote these shares.
                           ------------------------------------------------------------
                            6  SHARED VOTING POWER
                               0 shares.
                           ------------------------------------------------------------
                            7  SOLE DISPOSITIVE POWER
                               1,602,800 shares, of which 1,602,800 shares are directly
                               owned by BPSBIC II.  BMC 1997 is the general partner of
                               BPSBIC II, and may be deemed to have sole power to dispose of such shares and Freidenrich, Dempsey, Williams, Yano
                               and Wickett, the members of BMC, may be deemed to have
                               shared power to dispose of these shares.
                           -------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER
                               0 shares.
----------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                       1,602,800
----------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                                     [_]
----------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                   2.56%
----------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                                                                      PN
----------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------------------------
CUSIP  835470105                       13G                                          Page 4 of 19
-------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Bay Partners Sonic Investors, L.L.C. ("BPSI")
             Tax ID Number:  77-0519086
-------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                               (a) [ ]   (b) [X]
-------------------------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        California
-------------------------------------------------------------------------------------------------
  NUMBER OF                 5  SOLE VOTING POWER
   SHARES                      0 shares.
BENEFICIALLY               ----------------------------------------------------------------------
OWNED BY EAC                6  SHARED VOTING POWER
  REPORTING                    0 shares
   PERSON                  ----------------------------------------------------------------------
    WITH                    7  SOLE DISPOSITIVE POWER
                               0 shares.
                           ----------------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER
                               0 shares
-------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                                       0
-------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                                             [_]
-------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                           0.0%
-------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                                                                             OO
-------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------------------------
CUSIP  835470105                       13G                                          Page 5 of 19
-------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              Freidenrich Family Partnership, L.P. ("FFP")
              Tax ID Number:
-------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                               (a)  [ ]   (b) [X]
-------------------------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        California
-------------------------------------------------------------------------------------------------
      NUMBER OF             5  SOLE VOTING POWER
       SHARES                  2,274,126 shares. Friedenrich is the general partner of FFP and
    BENEFICIALLY               may be deemed to have sole power to vote the shares held by FFP.
    OWNED BY EACH           ---------------------------------------------------------------------
      REPORTING             6  SHARED VOTING POWER
       PERSON                  0 shares.
        WITH                ---------------------------------------------------------------------
                            7  SOLE DISPOSITIVE POWER
                               2,274,126 shares. Friedenrich is the general partner of FFP and may be deemed to have sole power to dispose of the shares held by FFP.
                            ---------------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER
                               0 shares.
-------------------------------------------------------------------------------------------------
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                               2,274,126
-------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                                             [ ]
-------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                           3.63%
-------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                                                                              IN
-------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------------------------
CUSIP  835470105                       13G                                           Page 6 of 19
--------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Dempsey Family Partnership, L.P. ("DFP")
               Tax ID Number:
-------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                               (a) [ ]    (b) [X]
-------------------------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        California
-------------------------------------------------------------------------------------------------
        NUMBER OF                 5   SOLE VOTING POWER
         SHARES                       54,924 shares. Dempsey is the general partner of DFP and
      OWNED BY EACH                   may be deemed to have sole power to vote the shares held
        REPORTING                     by DFP.
         PERSON            ----------------------------------------------------------------------
          WITH                    6   SHARED VOTING POWER
                                      0 shares.
                           ----------------------------------------------------------------------
                                  7   SOLE DISPOSITIVE POWER
                                      54,924 shares. Dempsey is the general partner of DFP and
                                      may be deemed to have sole power to dispose of the
                                      shares held by DFP.
                           ----------------------------------------------------------------------
                                  8   SHARED DISPOSITIVE POWER
                                      0 shares.
-------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                                  54,924
-------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                                             [_]
-------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                           0.08%
-------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                                                                              IN
-------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP  835470105                       13G                     Page 7 of 19
-------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               John Freidenrich ("Freidenrich")
               Tax ID Number:
---------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]        (b) [X]
---------------------------------------------------------------------------------------
3       SEC USE ONLY
---------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S. Citizen
---------------------------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       244,494 shares
                  ---------------------------------------------------------------------
   NUMBER OF        6  SHARED VOTING POWER
    SHARES             1,602,800 shares, of which 1,602,800 shares are directly
 BENEFICIALLY          owned by BPSBIC II.  Freidenrich is a member of BMC 1997,
   OWNED BY            the general partner of BPSBIC II, and a managing member of
   REPORTING           BPSI, and may be deemed to have shared power to vote these
     PERSON            shares.
      WITH          -------------------------------------------------------------------
                    7  SOLE DISPOSITIVE POWER
                       244,494 shares
                    -------------------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER
                       1,602,800 shares, of which 1,602,800 shares are directly
                       owned by BPSBIC II.  Freidenrich is a member of BMC 1997,
                       the general partner of BPSBIC II, and a managing member of
                       BPSI, and may be deemed to have shared power to dispose of these shares.
---------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                     1,847,294
---------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                                   [_]
---------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                 2.94%
---------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                                                                    IN
---------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


-------------------------------------------------------------------------------------------------
CUSIP  835470105                       13G                                           Page 8 of 19
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Neal Dempsey ("Dempsey")
               Tax ID Number:
-------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)  [ ]     (b)   [X]
-------------------------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S. Citizen
-------------------------------------------------------------------------------------------------
                   5  SOLE VOTING POWER
                      100,000 shares
                 ---------------------------------------------------------------------------------
  NUMBER OF        6  SHARED VOTING POWER
   SHARES             1,602,800 shares, of which 1,602,800 shares are directly
BENEFICIALLY          owned by BPSBIC II.  Dempsey is a member of BMC 1997, the
OWNED BY EACH         general partner of BPSBIC II, and a managing member of
  REPORTING           BPSI, and may be deemed to have shared power to vote these
   PERSON             shares
    WITH          --------------------------------------------------------------------------------
                   7  SOLE DISPOSITIVE POWER
                      100,000 shares
                  --------------------------------------------------------------------------------
                   8  SHARED DISPOSITIVE POWER
                      1,602,800 shares, of which 1,602,800 shares are directly
                      owned by BPSBIC II.  Dempsey is a member of BMC 1997, the
                      general partner of BPSBIC II, and a managing member of
                      BPSI, and may be deemed to have shared power to dispose of these shares.
-------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                               1,702,800
-------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                                             [_]
-------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                           2.71%
-------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                                                                              IN
-------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------------------------
CUSIP  835470105                       13G                                           Page 9 of 19
-------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Marcella Yano ("Yano")
               Tax ID Number:
-------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                             (a)  [_]   (b)   [X]
-------------------------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S. Citizen
-------------------------------------------------------------------------------------------------

         NUMBER OF                 5  SOLE VOTING POWER
          SHARES                      34,888 shares
       BENEFICIALLY       ----------------------------------------------------------------------
       OWNED BY EACH               6  SHARED VOTING POWER
         REPORTING                    1,602,800 shares, of which 1,602,800 shares are directly
          PERSON                      owned by BPSBIC II.  Yano is a member of BMC 1997, the
           WITH                       general partner of BPSBIC II, and a managing member of
                                      BPSI, and may be deemed to have shared power to vote these shares.
                          ----------------------------------------------------------------------
                                   7  SOLE DISPOSITIVE POWER
                                      34,888 shares
                          ----------------------------------------------------------------------
                                   8  SHARED DISPOSITIVE POWER
                                      1,602,800 shares, of which 1,602,800 shares are directly
                                      owned by BPSBIC II.  Yano is a member of BMC 1997, the
                                      general partner of BPSBIC II, and a managing member of
                                      BPSI, and may be deemed to have shared power to dispose of these shares.
-------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                                1,637,688
-------------------------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                                              [_]
-------------------------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                           2.61%
-------------------------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*
                                                                                               IN
-------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------------------------
CUSIP  835470105                       13G                                           Page 10 of 19
--------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Robert M. Williams ("Williams")
               Tax ID Number:
-------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                              (a) [_]     (b) [X]
-------------------------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S. Citizen
-------------------------------------------------------------------------------------------------
         NUMBER OF          5  SOLE VOTING POWER
          SHARES               190,908 shares
       BENEFICIALLY        ----------------------------------------------------------------------
       OWNED BY EACH        6  SHARED VOTING POWER
         REPORTING             1,602,800 shares, of which 1,602,800 shares are directly
          PERSON               owned by BPSBIC II.  Williams is a member of BMC 1997, the
           WITH                general partner of BPSBIC II, and a managing member of
                               BPSI, and may be deemed to have shared power to vote these shares.
                           ----------------------------------------------------------------------
                            7  SOLE DISPOSITIVE POWER
                               190,908 shares
                           ----------------------------------------------------------------------
                            8  SHARED DISPOSITIVE POWER
                               1,602,800 shares, of which 1,602,800 shares are directly
                               owned by BPSBIC II.  Williams is a member of BMC 1997, the general partner of BPSBIC II, and a managing member of
                               BPSI, and may be deemed to have shared power to dispose of shares.
-------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                                1,793,708
-------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                                              [_]
-------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                            2.86%
-------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                                                                               IN
-------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------------------------
CUSIP  835470105                       13G                                          Page 11 of 19
-------------------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               James Wickett ("Wickett")
               Tax ID Number:
-------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)   [_]         (b) [X]
-------------------------------------------------------------------------------------------------
3       SEC USE ONLY
-------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        California
-------------------------------------------------------------------------------------------------
         NUMBER OF                 5  SOLE VOTING POWER
          SHARES                      131,162 shares
       BENEFICIALLY               ---------------------------------------------------------------
       OWNED BY EACH               6  SHARED VOTING POWER
         REPORTING                    1,602,800 shares, of which 1,602,800 shares are directly
          PERSON                      owned by BPSBIC II.  Wickett is a member of BMC 1997, the
           WITH                       general partner of BPSBIC II, and a managing member of
                                      BPSI, and may be deemed to have shared power to vote these shares.
                                  ---------------------------------------------------------------
                                   7  SOLE DISPOSITIVE POWER
                                      131,162 shares
                                  ---------------------------------------------------------------
                                   8  SHARED DISPOSITIVE POWER
                                      1,602,800 shares, of which 1,602,800 shares are directly
                                      owned by BPSBIC II.  Wickett is a member of BMC 1997, the
                                      general partner of BPSBIC II, and a managing member of
                                      BPSI, and may be deemed to have shared power to dispose of these shares.
-------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                                1,733,962
-------------------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                                              [_]
-------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                            2.76%
-------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                                                                               IN
-------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP  835470105                       13G                     Page 12 of 19
-------------------------------------------------------------------------------
ITEM 1(a).  NAME OF ISSUER:
            --------------

            SonicWALL, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            ------------------------------------------------

            1160 Bordeaux Drive
            Sunnyvale, CA 94089

ITEM 2(a).  NAME OF PERSON FILING:
            ----------------------

            This statement is filed by Bay Partners SBIC II, L.P., a California limited partnership ("BPSBIC II"), Bay Management Company 1997, L.L.C., a California limited liability company ("BMC 1997"), Bay Sonic Investors, L.L.C., a California limited liability company ("BPSI"), Freidenrich Family Partnership ("FFP"), Dempsey Family P/S ("DFP"), John Freidenrich ("Freidenrich"), Neal Dempsey ("Dempsey"), Robert M. Williams ("Williams"), Marcella Yano ("Yano"), and James Wickett ("Wickett"). The foregoing entities, except FFP and DFP, and individuals are collectively referred to as the "Reporting Persons".

            BMC 1997 is the general partner of BPSBIC II, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BPSBIC II. Freidenrich, Dempsey, Williams, Yano and Wickett are the managing members of BPSBIC II, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned BPSBIC II.

            BPSI may be deemed to have sole power to vote and sole power to dispose of shares. Freidenrich, Dempsey, Williams, Yano and Wickett are the managing members of BPSI, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned BPSI.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
            -------------------------------------------------------------

            The address of the principal business office for each of the Reporting Persons is:

            Bay Partners SBIC II
            10600 N. DeAnza Boulevard
            Cupertino, CA 95014

ITEM 2(c)  CITIZENSHIP:
           ------------

           BPSBIC II is California limited partnership. BMC 1997 and BPSI are California limited liability companies. FFP and DFP are California limited partnerships. Freidenrich, Dempsey, Williams, Yano and Wickett are United States Citizens.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:
           -----------------------------

           Common Stock

-------------------------------------------------------------------------------
CUSIP  835470105                       13G                     Page 13 of 19
-------------------------------------------------------------------------------

ITEM 2(e). CUSIP NUMBER:
           -------------

           835470105

ITEM 3.    Not Applicable
           --------------

ITEM 4.    OWNERSHIP:
           ----------

           The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

              (a)  Amount beneficially owned:
                   -------------------------

                   See Row 9 of cover page for each Reporting Person.

              (b)  Percent of Class:
                   ----------------

                   See Row 11 of cover page for each Reporting Person.

              (c)  Number of shares as to which such person has:
                   --------------------------------------------

                  (i)   Sole power to vote or to direct the vote:
                        ----------------------------------------
                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:
                        ------------------------------------------
                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:
                        -----------------------------------------------------
                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:
                        -------------------------------------------------------
                        See Row 8 of cover page for each Reporting Person.

-------------------------------------------------------------------------------
CUSIP  835470105                       13G                     Page 14 of 19
-------------------------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
         ---------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the
         following:                                                          [X]


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         ---------------------------------------------------------------

         Under certain circumstances set forth in the limited partnership agreement of BPSBIC II, the general and limited partners or members, as the case may be, of such entity may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by such entity of which they are a partner.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         ----------------------------------------------------------------------
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         ---------------------------------------------------------

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         ---------------------------------------------------------

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
         ------------------------------

         Not applicable

ITEM 10. CERTIFICATION:
         -------------

         Not applicable

-------------------------------------------------------------------------------
CUSIP  835470105                       13G                     Page 15 of 19
-------------------------------------------------------------------------------

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated February 14, 2001

                     BAY PARTNERS SBIC II, L.P..,

                     By: Bay Management Company 1997,  L.L.C.,
                         Its General Partner



                     By: /s/ John Freidenrich
                         -------------------------------
                         John Freidenrich, Manager


February 14, 2001    BAY PARTNERS SONIC INVESTORS, L.L.C.



                     By: /s/ John Freidenrich
                         --------------------------------
                         John Freidenrich, Managing Member


February 14, 2001    BAY MANAGEMENT COMPANY, L.L.C.


                     By: /s/ John Freidenrich
                         -----------------------------
                         John Freidenrich, Manager

                     FREIDENRICH FAMILY PARTNERSHIP, L.P.



                     By: /s/ John Freidenrich
                         -----------------------------
                         John Freidenrich, Manager


                     DEMPSEY FAMILY PARTNERSHIP



                     By: /s/ Neal Dempsey
                         ------------------------
                         Neal Dempsey, General Partner

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CUSIP  835470105                       13G                     Page 16 of 19
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                     By: /s/ Robert Williams
                         -------------------------------
                         Robert Williams



                     By: /s/ Marcella Yano
                         --------------------------------
                           Marcella Yano



                     By: /s/ James Wickett
                         --------------------------------
                           James Wickett

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CUSIP  835470105                       13G                     Page 17 of 19
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                                 EXHIBIT INDEX

                                                           Found on
                                                           Sequentially
Exhibit                                                    Numbered Page
-------                                                    -------------

Exhibit A:  Agreement of Joint Filing                           18

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CUSIP  835470105                       13G                     Page 18 of 19
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                                   EXHIBIT A
                                   ---------

                           Agreement of Joint Filing
                           -------------------------

          The Reporting persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of SonicWALL, Inc. shall be filed on behalf of each of the Reporting Persons. Note that a copy of the applicable Agreement of Joint Filing is already filed with the appropriate agencies.